Exhibit 99.1

Press Release

BayCom Corp Reports 2019 Third Quarter Earnings of $5.6 Million

WALNUT CREEK, CA, October 28, 2019--(Business Wire)—BayCom Corp (“BayCom” or the “Company”) (NASDAQ:BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $5.6 million, or $0.46 per diluted share, for the third quarter of 2019 compared to earnings of $2.2 million, or $0.20 per diluted share, for the second quarter of 2019 and $3.5 million, or $0.31 per diluted share, for the third quarter of 2018. Earnings for the third quarter of 2019 compared to the prior quarter increased $3.4 million, or 154.6%, as a result of a $1.7 million increase in net interest income and a $3.1 million decrease in noninterest expense, driven by $4.1 million of acquisition expenses related to our acquisition of Uniti Financial Corporation (“UFC”) in May 2019 (the “UFC Acquisition”), partially offset by a $426,000 decrease in noninterest income. The impact of acquisition related expenses was $0.27 per diluted share for the quarter ended June 30, 2019 compared to none for both the third quarter of 2019 and the quarter ended September 30, 2018. The impact of acquisition related expenses was $0.27 per diluted share for the nine months ended September 30, 2019 compared to none for the same period in the prior year. The Company had net income of $12.7 million, or $1.11 per diluted common share, for the nine months ended September 30, 2019, compared to $11.9 million, or $1.30 per diluted common share, for the nine months ended September 30, 2018.

Acquisition of TIG Bancorp

On October 21, 2019, the Company completed its acquisition of TIG Bancorp (“TIG”) pursuant to an Agreement and Plan of Merger, dated June 28, 2019 (the “Merger Agreement”), by and between BayCom and TIG. Under the terms of the Merger Agreement, TIG merged with and into BayCom (the “Merger”), with BayCom as the surviving corporation in the Merger. Immediately following the Merger, First State Bank of Colorado, a wholly-owned subsidiary of TIG, merged with and into United Business Bank, a wholly-owned subsidiary of BayCom (the “Bank Merger”), with United Business Bank as the surviving bank in the Bank Merger.

Pursuant to the Merger Agreement, at the effective time of the Merger, BayCom paid aggregate consideration to TIG shareholders of approximately $39.9 million consisting of 876,803 shares of BayCom common stock and $20.2 million in cash.

“The past nine months have been very busy with two acquisitions completed. Our recent merger with TIG Bancorp allows us to expand our geographic footprint as we enter into the attractive Denver and Colorado Springs markets of Colorado and represents a complementary fit, both strategically and culturally, with our business model. Our acquisitions this year represent our continuing efforts to strengthen United Business Bank’s already strong low cost core deposit base.  The additional scale provided by these acquisitions and our continued focus on expense management in the midst of integrating these two transactions provides us the opportunity to improve operational efficiencies across the Company and enhance our performance in future quarters. We also believe the combined organization is well-positioned to gain market share in the communities we serve while at the same time improving the client experience.” stated George J. Guarini, President and Chief Executive Officer.  “We continue to actively look for new opportunities to expand our geographical market reach, build market penetration, and add value for our clients and  our shareholders.”

Third Quarter Performance Highlights:

•	Assets totaled $1.8 billion at both September 30, 2019 and June 30, 2019, compared to $1.3 billion at September 30, 2018. The increases for these periods are due primarily to the UFC Acquisition in May 2019 and our acquisition of Bethlehem Financial Corporation in December 2018 (the “BFC Acquisition”).

•	Annualized net interest margin was 4.23% for the current quarter, compared to 4.29% in the preceding quarter and 4.06% in the third quarter a year ago.

•	Loans, net of deferred fees, totaled $1.2 billion at both September 30, 2019 and June 30, 2019, compared to $901.9 million at September 30, 2018.

•	Deposits totaled $1.5 billion at both September 30, 2019 and June 30, 2019, compared to $1.1 billion at September 30, 2018. At September 30, 2019, noninterest bearing deposits decreased to $523.5 million from $538.5 million at June 30, 2019, and increased from $349.3 million at September 30, 2018.

•	Nonaccrual loans were $6.6 million or 0.54% of total loans as of September 30, 2019, compared to $3.8 million or 0.31% as of June 30, 2019 and $5.2 million or 0.58% at September 30, 2018.

•	The Bank remains a “well-capitalized” institution for regulatory capital purposes at September 30, 2019.

Earnings

Net interest income increased $1.7 million, or 10.9%, to $17.8 million for the third quarter of 2019 compared to $16.0 million in the preceding quarter and increased $4.7 million, or 36.4%, compared to $13.0 million in the same quarter a year ago primarily due to an increase in average interest earning assets, principally loans. Average interest earning assets increased $167.9 million, or 11.2%, for the three months ended September 30, 2019 compared to the prior quarter and $393.1 million, or 30.9%, compared to the same period in 2018, largely due to the UFC Acquisition and the BFC Acquistion. Loan interest, including fees on loans increased $4.9 million during the three months ended September 30, 2019 as compared to this same period in 2018 primarily as a result of a $295.0 million increase in the average loan balance and a 52 basis point increase in the average loan yield. Interest income on loans for the quarters ended September 30, 2019, June 30, 2019 and September 30, 2018, included $1.6 million, $881,000 and $948,000, respectively, in accretion of the net discount on acquired loans including the recognition of revenue from purchase credit impaired loans in excess of discounts. The net discount on these acquired loans totaled $8.0 million, $9.3 million, and $6.3 million at September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

The Company’s annualized net interest margin was 4.23% for the third quarter of 2019, compared to 4.29% for the preceding quarter and 4.06% for third quarter of 2018. The decrease in net interest margin compared to the preceding quarter is primarily the result of higher interest expense related to higher deposit costs from deposits acquired in the UFC Acquisition. The average yield on loans is enhanced by the amortization of acquisition accounting value adjustments on loans acquired in acquisitions. The average yield on loans, including the accretion of the net discount for the third quarter of 2019 was 5.76% compared to 5.59% for the second quarter of 2019 and 5.24% for the same quarter last year. The accretion of the net discount on acquired loans increased the net interest margin by 51 basis points, 33 basis points, and 23 basis points during the third quarter of 2019, the second quarter of 2019, and third quarter of 2018, respectively. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the net discount declines. The average yield on interest earning assets for the three months ended September 30, 2019 increased to 4.86%, from 4.81% for the second quarter of 2019 and 4.46% for three months ended September 30, 2018, due to the higher accretion on acquired loans and was negatively impacted due to two 25 basis point decreases in the target federal funds rate during the quarter ended September 30, 2019. The average cost of funds for the third quarter of 2019 was 1.05%, up from 0.82% for the second quarter of 2019 and 0.64% for the third quarter of 2018. Increases in the cost of funds reflect higher market rates and higher interest rates paid on UFC acquired deposits compared to the Company’s legacy deposit base. The Company was able to reduce the impact of the rising market interest rates by increasing the average balance of noninterest bearing deposits at a higher growth rate than total interest bearing deposits. The average balance of noninterest bearing deposits increased $168.6 million, or 47.9%, to $520.3 million for the three months ended September 30, 2019 compared to $351.7 million for the same period in 2018.

Noninterest income for the third quarter of 2019 totaled $2.1 million, a decrease of $426,000 or 16.8% compared to $2.5 million in the previous quarter and an increase of $476,000 or 29.1% compared to $1.6 million for the same quarter in 2018. The decrease in noninterest income compared to the June 30, 2019 quarter primarily was due to a $214,000 decline in gain on sale of loans, with the balance of the decline resulting from modest decreases in loan and servicing fee income, service charges and other fees and other income. The increase in noninterest income compared to September 30, 2018 was primarily due to a $265,000 increase in gain on sale of loans, a $131,000 increase in loan and servicing fee income and a $96,000 increase in service charges and other fees. The increases in loan and servicing fee income and service charges and other fees were the result of loan and deposit-based fees on accounts acquired in the UFC Acquisition and BFC Acquisition.

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Noninterest expense for the third quarter of 2019 totaled $11.7 million, a decrease of $3.1 million or 21.2% compared to $14.8 million for the second quarter of 2019 and an increase of $3.2 million or 38.6% compared to $8.4 million for the same quarter in 2018. Noninterest expense for the second quarter of 2019 included $4.1 million of UFC Acquisition related expenses comprised of $780,000 in salaries and benefits, $2.7 million in data processing expenses, $535,000 in professional fees and $164,000 in all other expenses. Excluding the UFC Acquisition expenses, noninterest expenses increased $1.0 million or 9.4% from the second quarter of 2019, due primarily to increases of $1.0 million in salary and related expenses, $332,000 in additional occupancy costs for the three Southern California branches acquired from UFC, partially offset by a reduction of $124,000 marketing expenses, and $298,000 in other noninterest expenses. The federal deposit insurance premium expense decreased as a result of a small bank credit awarded by the Federal Deposit Insurance Corporation ("FDIC") recognized during the three months ended September 30, 2019. The Bank has $306,000 in small bank credits on future assessments remaining as of September 30, 2019, which may be recognized in future periods when allowed for by the FDIC upon insurance fund levels being met. The increase in noninterest expense for the third quarter of 2019 compared to the same period last year was primarily due to increases in data processing and salary and benefit expenses related to the UFC Acquisition in 2019 and BFC Acquisition in 2018.

The provision for income taxes was $2.2 million for the quarter ended September 30, 2019, compared to $1.1 million for the quarter ended June 30, 2019 and $1.6 million for the quarter ended September 30, 2018. The higher income tax provision in the third quarter of 2019 compared to the prior quarter was primarily due to higher taxable income compared to prior periods.

Loans and Credit Quality

Loans, net of deferred fees, totaled $1.2 billion at both September 30, 2019 and June 30, 2019, and increased $329.8 million from $901.9 million at September 30, 2018 primarily due to the UFC and BFC acquisitions. Loan originations for the quarter ended September 30, 2019 totaled $93.5 million compared to $54.6 million during the second quarter of 2019 and $32.7 million during the third quarter 2018. Loan originations in the third quarter of 2019 were spread throughout our markets with the majority focused in the San Francisco Bay area, Merced, Humboldt and Los Angeles counties with commercial and residential real estate secured loans accounting for the majority of the originations during the quarter.

Nonaccrual loans totaled $6.6 million, or 0.54% of total loans, at September 30, 2019, compared to $3.8 million, or 0.31% of total loans, at June 30, 2019, and $5.2 million, or 0.58% of total loans, at September 30, 2018. The increase in nonaccrual loans from prior quarter primarily related to one construction loan totaling $2.7 million. At September 30, 2019 and June 30, 2019, $3.0 million of our nonaccrual loans were guaranteed by government agencies. There was $264,000 of accruing loans past due more than 90 days, at September 30, 2019, as compared to $597,000 at June 30, 2019, and $1.4 million at September 30, 2018.

At September 30, 2019, the Company’s allowance for loan losses was $6.4 million, or 0.52% of total loans, compared to $5.9 million, or 0.48% of total loans, at June 30, 2019 and $5.5 million, or 0.61% of total loans, at September 30, 2018. In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result no allowance for loan losses is recorded for acquired loans at the acquisition date. Although the discount recorded on the acquired loans is not reflected in the allowance for loan losses, or related allowance coverage ratios, we believe it should be considered when comparing the current ratios to similar ratios in periods prior to the recent acquisitions. As of September 30, 2019, acquired loans, net of their discounts, totaled $566.1 million and the remaining net discount on these acquired loans was $8.0 million. The provision for loan losses recorded in the third quarter of 2019 totaled $479,000 compared to the prior quarter provision of $445,000 and $1.1 million for same quarter last year. Net recoveries in the third quarter of 2019 totaled $1,000 compared to $30,000 in the previous quarter and $182,000 during the same quarter in 2018.

Deposits and Borrowings

Deposits totaled $1.5 billion at both September 30, 2019 and June 30, 2019, compared to $1.1 billion at September 30, 2018. The increase in deposits from the September 30, 2018 is primarily attributable to the deposits acquired in the UFC Acquisition in 2019 and BFC Acquisition in 2018. Noninterest bearing deposits totaled $523.5 million, or 34.9% of total deposits, at September 30, 2019 compared to $538.5 million, or 35.8% of total deposits, at June 30, 2019, and $349.3 million, or 30.9% of total deposits, at September 30, 2018.

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At September 30, 2019 and June 30, 2019, borrowings totaled $8.2 million compared to $5.4 million at September 30, 2018. Our borrowings at September 30, 2019 relate to junior subordinated deferrable interest debentures assumed in connection with our acquisition of First ULB Corp. in April 2017 and the BFC Acquisition in 2018.

Shareholders’ Equity

Shareholders’ equity totaled $240.9 million at September 30, 2019, up from $234.6 million at June 30, 2019, and $197.3 million at September 30, 2018. The increase in shareholders’ equity at September 30, 2019 compared to June 30, 2019 was primarily due to net income of $5.6 million and a $318,000 increase in other comprehensive income representing unrealized gains on investments securities, net of tax.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank also offers business escrow services and facilitates tax free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: expected revenues, cost savings, synergies and other benefits from the recent mergers of the Company and TIG and Uniti Financial Corporation might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; future acquisitions by the Company of other depository institutions or lines of business; changes in general economic conditions and conditions within the securities market; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission(“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

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BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest income
Loans, including fees	$17,524	$15,120	$12,044	$46,194	$36,398
Investment securities and interest bearing deposits in banks	2,662	2,674	2,107	7,990	4,757
FHLB dividends	141	92	86	325	266
FRB dividends	63	62	50	186	169
Total interest and dividend income	20,390	17,948	14,287	54,695	41,590
Interest expense
Interest on transaction and savings accounts	2,493	1,783	1,179	5,623	3,183
Interest on borrowings	140	147	93	433	378
Total interest expense	2,633	1,930	1,272	6,056	3,561
Net interest income	17,757	16,018	13,015	48,639	38,029
Provision for loan losses	479	445	1,081	1,201	1,578
Net interest income after provision for loan losses	17,278	15,573	11,934	47,438	36,451
Noninterest income
Gain on sale of loans	689	903	424	1,782	1,623
Service charges and other fees	605	663	509	2,000	1,424
Loan servicing fees and other income	443	514	312	1,367	831
Gain on sale of premises	-	109	-	187	-
Gain on sale of OREO	-	112	-	112	-
Other income	377	239	393	1,326	1,569
Total noninterest income	2,114	2,540	1,638	6,774	5,447
Noninterest expense
Salaries and employee benefits	7,440	7,198	5,506	20,600	14,967
Occupancy and equipment	1,396	1,064	976	3,570	3,219
Data processing	1,036	3,683	526	5,643	1,849
Other expense	1,792	2,850	1,409	6,394	5,161
Total noninterest expense	11,664	14,795	8,417	36,207	25,196
Income before provision for income taxes	7,728	3,318	5,155	18,005	16,702
Provision for income taxes	2,165	1,091	1,637	5,274	4,827
Net income	$5,563	$2,227	$3,518	$12,731	$11,875

Net income per common share:
Basic	$0.46	$0.20	$0.31	$1.11	$1.30
Diluted	0.46	0.20	0.31	1.11	1.30

Weighted average shares used to compute net income per common share:
Basic	12,061,616	11,384,287	10,869,275	11,450,108	9,295,274
Diluted	12,061,616	11,384,287	10,869,275	11,450,108	9,295,274

Comprehensive income
Net income	$5,563	$2,227	$3,518	$12,731	$11,875
Other comprehensive income:
Change in net unrealized gain (loss) on available-for-sale securities	446	1,112	(301)	2,391	(1,106)
Deferred tax (benefit) expense	(128)	(320)	89	(684)	327
Other comprehensive income (loss), net of tax	318	792	(212)	1,707	(779)
Comprehensive income	$5,881	$3,019	$3,306	$14,438	$11,096

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BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At September 30, 2019, June 30, 2019 and September 30, 2018

(Dollars in thousands)

	September 30, 2019	June 30, 2019	September 30, 2018
Assets
Cash and due from banks	$337,078	$351,594	$314,217
Investments	113,013	114,846	78,136
Loans held for sale	5,366	1,016	585
Loans, net of deferred fees	1,231,681	1,219,407	901,869
Allowance for loans losses	(6,360)	(5,880)	(5,500)
Premises and equipment, net	6,702	6,581	7,744
Cash surrender value of bank owned life insurance policies, net	20,086	19,918	16,586
Core deposit intangible	6,594	6,990	3,904
Right-of-use assets	10,185	10,598	-
Goodwill	26,449	26,449	10,365
Interest receivable and other assets	19,916	20,208	16,291
Total Assets	$1,770,710	$1,771,727	$1,344,197

Liabilities and Shareholders' Equity
Noninterest bearing deposits	$523,504	$538,503	$349,346
Interest bearing deposits
Transaction accounts and savings	558,596	532,992	447,453
Premium money market	94,681	100,971	130,593
Time deposits	321,413	332,916	203,329
Total deposits	1,498,194	1,505,382	1,130,721
Lease liabilities	10,387	10,798	-
Salary continuation plans	3,551	3,471	3,256
Interest payable and other liabilities	9,472	9,238	7,482
Junior subordinated deferrable interest debentures, net	8,221	8,201	5,428
Total liabilities	1,529,825	1,537,090	1,146,887

Shareholders' Equity
Common stock, no par value	175,229	174,862	149,173
Retained earnings	64,052	58,489	48,703
Accumulated other comprehensive income (loss), net of tax	1,604	1,286	(566)
Total shareholders' equity	240,885	234,637	197,310
Total Liabilities and Shareholders' Equity	$1,770,710	$1,771,727	$1,344,197

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FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the nine months ended
Selected Financial Ratios and Other Data:	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Performance Ratios:
Return on average assets (1)	1.25%	0.56%	1.05%	1.05%	1.22%
Return on average equity (1)	9.32%	4.08%	7.16%	7.72%	9.82%
Yield on earning assets (1)	4.86%	4.81%	4.46%	4.81%	4.53%
Rate paid on average interest bearing liabilities	1.05%	0.82%	0.64%	0.88%	0.60%
Interest rate spread - average during the period	3.81%	3.99%	3.82%	3.93%	3.93%
Net interest margin (1)	4.23%	4.29%	4.06%	4.28%	4.14%
Loan to deposit ratio	82.21%	81.04%	79.76%	82.21%	79.76%
Efficiency ratio (2)	58.70%	79.73%	57.44%	65.34%	57.95%
Recoveries/(charge-offs), net	$1	$30	$182	$31	$294

Per Share Data:
Shares outstanding at end of period	12,061,616	12,052,266	10,869,275	12,061,616	10,869,275
Average diluted shares outstanding	12,061,616	11,384,287	10,869,275	11,450,108	9,295,274
Diluted earnings per share	$0.46	$0.20	$0.31	$1.11	$1.30
Book value per share	19.97	19.47	18.15	19.97	18.15
Tangible book value per share (3)	17.23	16.69	16.84	17.23	16.84

Asset Quality Data:
Nonperforming assets to total assets (4)	0.41%	0.25%	0.41%
Nonperforming loans to total loans (5)	0.54%	0.31%	0.58%
Allowance for loan losses to nonperforming loans (5)	96.25%	153.85%	105.65%
Allowance for loan losses to total loans	0.52%	0.48%	0.61%
Classified assets (graded substandard and doubtful)	$9,951	$8,295	$10,358
Total accruing loans 30-89 days past due	3,395	4,957	1,434
Total loans 90 days past due and still accruing	264	597	1,424

Capital Ratios:
Tier 1 leverage ratio - Bank	11.86%	11.55%	9.44%
Common equity tier 1 - Bank	17.26%	16.22%	13.55%
Tier 1 capital ratio - Bank	17.26%	16.22%	13.55%
Total capital ratio - Bank	17.82%	16.73%	14.18%
Equity to total assets at end of period	13.60%	13.24%	14.68%

Loans:
Real estate	$1,072,525	$1,063,251	$791,206
Non-real estate	161,099	162,129	112,158
Nonaccrual loans	6,608	3,822	5,206
Mark to fair value at acquisition	(7,973)	(9,300)	(6,320)
Total Loans	1,232,259	1,219,902	902,250
Net deferred fees on loans	(578)	(495)	(381)
Loans, net of deferred fees	$1,231,681	$1,219,407	$901,869

Other Data:
Number of full service offices	25	25	17
Number of full-time equivalent employees	256	262	164

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Nonperforming assets consist of nonaccruing loans and real estate owned.
(5)	Nonperforming loans consist of nonaccruing loans.

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Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	September 30, 2019	June 30, 2019	September 30, 2018
Non-GAAP data:
Total common shareholders' equity	$240,885	$234,637	$197,310
less: Goodwill and other intangibles	33,043	33,439	14,269
Tangible common shareholders' equity	$207,842	$201,198	$183,041

Total assets	$1,770,710	$1,771,727	$1,344,197
less: Goodwill and other intangibles	33,043	33,439	14,269
Total tangible assets	$1,737,667	$1,738,288	$1,329,928

Tangible equity to tangible assets	11.96%	11.57%	13.76%
Average equity to average assets	13.43%	13.67%	14.62%
Tangible book value per share	$17.23	$16.69	$16.84

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp

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